UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 7, 2024

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36104	36-4466837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 N. Canal Suite 325
Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

(312) 951-0600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.01 par value	PBPB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On February 7, 2024 (the “Closing Date”), Potbelly Sandwich Works, LLC (the “Borrower”) entered into a credit agreement (the “Credit Agreement”) with Wintrust Bank, N.A. as administrative agent (the “Administrative Agent”), the other loan parties party thereto and the lenders party thereto. The Credit Agreement provides for a revolving loan facility with an aggregate commitment of $30,000,000 (the “Revolving Facility”, the commitments thereunder, the “Revolving Commitments”). Concurrently with entry into the Credit Agreement, Potbelly Corporation (the “Company”) repaid in full and terminated the obligations and commitments of the lenders under the Company’s existing senior secured credit facility (the “Former Credit Facility”). Proceeds from the Revolving Facility will be used for general corporate and working capital purposes.

The Revolving Commitments expire on February 7, 2027.

Loans under the Credit Agreement will initially bear interest, at the Company’s option, at either one-month term SOFR or the base rate plus, in each case, an applicable rate per annum, based upon the Consolidated Adjusted Leverage Ratio (as defined in the Credit Agreement). The applicable rate may vary between 3.75% and 2.75% with respect to borrowings which are based upon the one-month term SOFR and between 2.25% and 1.25% with respect to borrowings which are based upon the base rate. Initially, the applicable rate with respect to one-month term SOFR borrowings is 3.25% and the applicable rate with respect to base rate borrowings is 1.75% until the Administrative Agent receives a compliance certificate for the fiscal quarter ending on March 31, 2024.

The Company may prepay the Revolving Commitments at any time and from time to time in whole or in part without premium or penalty, subject to prior to notice in accordance with the Credit Agreement.

Subject to certain customary exceptions, obligations under the Credit Agreement are guaranteed by the Company and all of the Company’s current and future wholly-owned material domestic subsidiaries and are secured by a first-priority security interest in substantially all of the assets of the Company and its subsidiary guarantors.

The Credit Agreement contains customary representations and affirmative and negative covenants. Among other things, these covenants restrict the Company’s and certain of its subsidiaries’ ability to incur certain indebtedness and liens, undergo certain mergers, consolidations and certain other fundamental changes, make certain investments, make certain dispositions and acquisitions, enter into sale and leaseback transactions, enter into certain swap transactions, make certain restricted payments (including certain payment of dividends, repurchases of stock and payments on certain indebtedness), engage in certain transactions with affiliates, enter into certain types of restricted agreements, make certain changes to its organizational documents and indebtedness, and use the proceeds of the Revolving Commitments for certain non-permitted uses. In addition, the Credit Agreement requires that the Company and its subsidiaries maintain compliance with certain minimum fixed charge coverage ratios and maximum consolidated leverage ratios as set forth in the Credit Agreement.

The Credit Agreement also contains customary events of default. If an event of default occurs, the Administrative Agent and lenders are entitled to take various actions, including the acceleration of amounts due under the Credit Agreement, termination of commitments thereunder and all other actions permitted to be taken by a secured creditor.

A copy of the Credit Agreement is filed as Exhibit 10.1 to this report and is incorporated herein by reference. The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Credit Agreement.

Item 1.02.	Termination of a Material Definitive Agreement.

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated into this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Form 8-K is hereby incorporated into this Item 2.03.

Item 7.01	Regulation FD Disclosure.

On February 12, 2024, the Company issued a press release announcing that it had entered into the Credit Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and is incorporated into this Item 7.01 by reference.

The information furnished in this Item 7.01, including Exhibit 99.1, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference into any registration statement or other document filed pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits

Exhibit Number	Description

10.1	Credit and Guaranty Agreement, dated as of February 7, 2024, among Potbelly Sandwich Works, LLC, the other loan parties named therein, Wintrust Bank, N.A., as administrative agent, and the lenders set forth therein.

99.1	Press release of Potbelly Corporation, dated February 12, 2024.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Potbelly Corporation

Date: February 12, 2024	By:	/s/ Steven Cirulis
	Name:	Steven Cirulis
	Title:	Senior Vice President, Chief Financial Officer, and Chief Strategy Officer